                                                                  EXHIBIT 99.1.1

                  HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
                        HARTFORD, CONNECTICUT 06104-2999
                          (A STOCK INSURANCE COMPANY)
                                (THE "COMPANY")

                      [INDIVIDUAL LIFE OPERATIONS ADDRESS:
                                 P.O. BOX 64582
                         ST. PAUL, MINNESOTA 55164-0582
                       TELEPHONE NUMBER: 1-800-231-5453]

We will pay the Death Proceeds to the Beneficiary if the Last Surviving Insured dies while this Policy is in force. Payment will be made after We receive Due Proof of Death of the Last Surviving Insured, at Our Individual Life Operations facility in St. Paul, Minnesota.

Signed for the Company

     [/s/ Richard G. Costello          /s/ Thomas M. Marra
     --------------------------------  -----------------------------------
     RICHARD G. COSTELLO, SECRETARY    THOMAS M. MARRA, PRESIDENT]

READ YOUR POLICY CAREFULLY

This is a legal contract between You and Us

                            RIGHT TO EXAMINE POLICY

WE WANT YOU TO BE SATISFIED WITH THE POLICY YOU HAVE PURCHASED. WE URGE YOU TO EXAMINE IT CLOSELY. IF, FOR ANY REASON YOU ARE NOT SATISFIED, YOU MAY DELIVER OR MAIL THE POLICY TO US OR TO THE AGENT FROM WHOM IT WAS PURCHASED ANYTIME DURING YOUR FREE LOOK PERIOD. YOUR FREE LOOK PERIOD BEGINS ON THE DAY YOU GET YOUR POLICY AND ENDS TEN DAYS AFTER YOU RECEIVE IT. IN SUCH AN EVENT, THE CONTRACT WILL BE RESCINDED AND WE WILL PAY AN AMOUNT EQUAL TO THE GREATER OF (A) THE TOTAL PREMIUMS PAID FOR THE POLICY LESS ANY INDEBTEDNESS AND WITHDRAWALS; OR (B) THE SUM OF: I) THE ACCOUNT VALUE LESS ANY INDEBTEDNESS, ON THE DATE THE RETURNED POLICY IS RECEIVED BY US OR THE AGENT FROM WHOM IT WAS PURCHASED; AND, (II) ANY POLICY CHARGES TAKEN.

                            ADJUSTABLE DEATH BENEFIT
DEATH PROCEEDS PAYABLE AT DEATH OF LAST SURVIVING INSURED AS DESCRIBED ON PAGE 7
                    PREMIUMS PAYABLE AS DESCRIBED ON PAGE 3
                               NON-PARTICIPATING

THE PORTIONS OF THE ACCOUNT VALUE PROVIDED BY THIS CONTRACT THAT ARE IN THE SUB-ACCOUNTS ARE VARIABLE, WILL INCREASE OR DECREASE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT. THE AMOUNT OF THE DEATH BENEFIT WILL BE VARIABLE WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. DEATH PROCEEDS PAYABLE AT DEATH OF LAST SURVIVING INSURED ARE SUBJECT TO THE PROVISIONS DESCRIBED ON PAGE 7. THE NO LAPSE GUARANTEE IS SUBJECT TO THE PROVISIONS DESCRIBED ON PAGE 14.

                         LAST SURVIVOR FLEXIBLE PREMIUM
                    VARIABLE UNIVERSAL LIFE INSURANCE POLICY

                                                                          [LOGO]
                                                                    THE HARTFORD

                               TABLE OF CONTENTS

                                                                           PAGE
--------------------------------------------------------------------------------
Policy Specifications                                                          3
Definitions                                                                    5
Death Benefit                                                                  7
Increases and Decreases in Face Amount                                         9
Premiums                                                                       9
Valuation Provisions                                                          10
Account Value, Cash Value and Cash Surrender Value                            11
Transfers                                                                     12
Dollar Cost Averaging Program                                                 12
Monthly Deduction Amount                                                      12
Insurance Class Changes                                                       13
Default and Policy Grace Period                                               14
Reinstatement                                                                 14
Policy Loans                                                                  15
Withdrawals                                                                   16
Surrenders                                                                    16
Payments By Us                                                                16
Taxation of the Separate Account                                              16
The Contract                                                                  17
Ownership and Beneficiary                                                     19
Termination                                                                   19
Continuation Beyond the Younger Insured's Attained Age 120                    20
Income Settlement Options                                                     20
Any Riders follow page                                                        21

                             POLICY SPECIFICATIONS

                               POLICY INFORMATION

POLICY TYPE:                              LAST SURVIVOR FLEXIBLE PREMIUM
                                          VARIABLE LIFE
POLICY NUMBER:                            [UL0000001]
POLICY DATE:                              [JANUARY 1, 2006]
DATE OF ISSUE:                            [JANUARY 1, 2006]
OWNER:                                    [JOHN DOE]
BENEFICIARY:                              [JANE DOE]
FIRST INSURED:                            [JOHN DOE]
FIRST INSURED ISSUE AGE/SEX:              [35, MALE]
FIRST INSURED INSURANCE CLASS:            [PREFERRED/NON-NICOTINE]
SECOND INSURED:                           [MARY DOE]
SECOND INSURED ISSUE AGE/SEX:             [35, FEMALE]
SECOND INSURED INSURANCE CLASS:           [PREFERRED/NON-NICOTINE]

                           DEATH BENEFIT INFORMATION

INITIAL FACE AMOUNT:                      $[1,000,000]
DEATH BENEFIT OPTION:                     [A (LEVEL OPTION)]
DEATH BENEFIT OPTION C LIMIT:             [(NOT APPLICABLE)]

                              PREMIUM INFORMATION

INITIAL PLANNED PREMIUM:                  $[10,000.00]
PAYMENT FREQUENCY:                        [ANNUAL]
INITIAL PREMIUM ALLOCATION:               [HARTFORD MONEY MARKET FUND]

                         NO LAPSE GUARANTEE INFORMATION

No Lapse Guarantee Period:                [JANUARY 1, 2006 -- DECEMBER 31, 2015]
MONTHLY NO LAPSE GUARANTEE PREMIUM        $[165.25]

                              ACCOUNT INFORMATION

ANNUAL FIXED ACCOUNT
MINIMUM CREDITED RATE:                    3.00%
SEPARATE ACCOUNT:                         [VARIABLE LIFE II]

It is possible that coverage will expire if premiums and investment experience are insufficient to continue coverage.

                             POLICY SPECIFICATIONS

                                 POLICY CHARGES

                        DEDUCTIONS FROM PREMIUM PAYMENTS

TYPE OF CHARGE                            POLICY      PERCENT OF PREMIUMS PAID
                                          YEARS
MAXIMUM PREMIUM CHARGE                    ALL         6.00%
PREMIUM TAX CHARGE                        ALL         [1.75%]*

* THE PREMIUM TAX PERCENTAGE RATE DEPENDS UPON THE RATE ASSESSED BY YOUR STATE OR MUNICIPALITY OF RESIDENCE. IF YOUR STATE OR MUNICIPALITY OF RESIDENCE CHANGES AND/OR IF YOUR RESIDENCE STATE OR MUNICIPALITY CHANGES ITS PREMIUM TAX RATE, THE PREMIUM TAX RATE WILL CHANGE TO EQUAL THAT NEW RATE.

                     MAXIMUM DEDUCTIONS FROM ACCOUNT VALUE

TYPE OF CHARGE                            POLICY            CHARGE OR PERCENT OF VALUE
                                          YEARS
MONTHLY ADMINISTRATIVE CHARGE             1-5         $30.00 PER MONTH
                                          6+          $10.00 PER MONTH
MORTALITY AND EXPENSE RISK RATE           1-10        0.0625% PER MONTH [(0.75]% PER YEAR)
                                                      OF THE ACCUMULATED VALUE IN THE
                                                      SUB-ACCOUNTS
                                          11-20       0.0500% PER MONTH [(0.60]% PER YEAR)
                                                      OF THE ACCUMULATED VALUE IN THE
                                                      SUB-ACCOUNTS
                                          21+         0
PER $1,000 CHARGE RATE                    1-7         $[0.075] PER MONTH PER $1,000 OF
                                                      INITIAL FACE AMOUNT
                                          8+          $0.000
UNSCHEDULED FACE AMOUNT INCREASE FEE *    ALL         $0.08333 PER MONTH PER $1,000 OF
                                                      UNSCHEDULED FACE AMOUNT INCREASE. IT
                                                      WILL NEVER BE LESS THAN $41.67 PER
                                                      MONTH OR MORE THAN $250.00 PER MONTH.

* Assessed on the first twelve Monthly Activity Dates beginning on the effective date of each increase

3A

                             POLICY SPECIFICATIONS

                                 POLICY CHARGES

                                TRANSFER CHARGE

ALL POLICY  [$25.00] PER TRANSFER IN EXCESS OF ONE PER CALENDAR MONTH
YEARS

                           MAXIMUM SURRENDER CHARGES

      POLICY                  SURRENDER                   POLICY                  SURRENDER
       YEAR                     CHARGE                     YEAR                     CHARGE
------------------------------------------------------------------------------------------------------
        1                     [$3769.32                     6                      3350.51
        2                      $3769.32                     7                      3141.10
        3                      $3769.32                     8                      2931.70
        4                      $3769.32                     9                      2722.29
        5                      3559.92                      10                      0.00]

                                       3B

                             POLICY SPECIFICATIONS

                        SCHEDULED FACE AMOUNT INCREASES

   DATE OF INCREASE                     SCHEDULED INCREASE AMOUNT
--------------------------------------------------------------------------------
   [JANUARY 1, 2006                              $75,000
    JANUARY 1, 2007                              $75,000
    JANUARY 1, 2008                              $75,000
    JANUARY 1, 2009                             $75,000]

3C

POLICY NUMBER:  VL0000001

                             POLICY SPECIFICATIONS

                   TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES
             AND MONTHLY MAXIMUM COST OF INSURANCE RATES PER $1,000

                                  MINIMUM             MAXIMUM COST                              MINIMUM             MAXIMUM COST
        ATTAINED               DEATH BENEFIT          OF INSURANCE          ATTAINED         DEATH BENEFIT          OF INSURANCE
           AGE                  PERCENTAGES               RATE                AGE             PERCENTAGES               RATE
------------------------------------------------------------------------------------------------------------------------------------
           [35                     250.00                     --                78               105.00                 1.9562
           36                      250.00                 0.0001                79               105.00                 2.2868
           37                      250.00                 0.0002                80               105.00                 2.6647
           38                      250.00                 0.0003                81               105.00                 3.1333
           39                      250.00                 0.0004                82               105.00                 3.6634
           40                      250.00                 0.0006                83               105.00                 4.2382
           41                      243.00                 0.0008                84               105.00                 4.8866
           42                      236.00                 0.0012                85               105.00                 5.6228
           43                      229.00                 0.0016                86               105.00                 6.3826
           44                      222.00                 0.0022                87               105.00                 7.3383
           45                      215.00                 0.0028                88               105.00                 8.3633
           46                      209.00                 0.0038                89               105.00                 9.4583
           47                      203.00                 0.0050                90               105.00                10.5318
           48                      197.00                 0.0065                91               104.00                11.2996
           49                      191.00                 0.0083                92               103.00                12.3169
           50                      185.00                 0.0105                93               102.00                13.6143
           51                      178.00                 0.0132                94               101.00                15.1632
           52                      171.00                 0.0164                95               100.00                17.0108
           53                      164.00                 0.0205                96               100.00                18.7714
           54                      157.00                 0.0254                97               100.00                20.6003
           55                      150.00                 0.0316                98               100.00                21.1909
           56                      146.00                 0.0392                99               100.00                22.3488
           57                      142.00                 0.0483               100               100.00                24.0187
           58                      138.00                 0.0592               101               100.00                25.7207
           59                      134.00                 0.0719               102               100.00                27.6322
           60                      130.00                 0.0893               103               100.00                29.7343
           61                      128.00                 0.1083               104               100.00                32.0672
           62                      126.00                 0.1319               105               100.00                34.6075
           63                      124.00                 0.1599               106               100.00                37.2373
           64                      122.00                 0.1927               107               100.00                39.9521
           65                      120.00                 0.2311               108               100.00                42.7028
           66                      119.00                 0.2753               109               100.00                45.5778
           67                      118.00                 0.3259               110               100.00                48.5298
           68                      117.00                 0.3849               111               100.00                51.3877
           69                      116.00                 0.4524               112               100.00                54.1779
           70                      115.00                 0.5331               113               100.00                56.7493
           71                      113.00                 0.6287               114               100.00                60.2983
           72                      111.00                 0.7474               115               100.00                63.6302
           73                      109.00                 0.8837               116               100.00                67.0924
           74                      107.00                 1.0398               117               100.00                70.8793
           75                      105.00                 1.2203               118               100.00                74.4090
           76                      105.00                 1.4278               119               100.00                78.0023
           77                      105.00                 1.6708

THE MINIMUM DEATH BENEFIT PERCENTAGES ARE DETERMINED TO COMPLY WITH SECTION 7702 OF THE INTERNAL REVENUE CODE. THE MAXIMUM COST OF INSURANCE RATES DO NOT EXCEED THE COST OF INSURANCE RATES BASED ON THE 2001 COMMISSIONERS STANDARD ORDINARY, MALE OR FEMALE, SMOKER OR NON-SMOKER, SELECT AND ULTIMATE, AGE NEAREST BIRTHDAY MORTALITY TABLE. THE MAXIMUM COST OF INSURANCE RATES HAVE BEEN ADJUSTED TO REFLECT ANY SPECIAL CLASS RATING.

                                       3D

                                  DEFINITIONS

The definitions in this section apply to the following words and phrases whenever and wherever they appear in the Policy.

ACCOUNT VALUE: the total of all amounts in the Fixed Account, Loan Account and Sub-Accounts.

ACCUMULATION UNIT: an accounting unit used to calculate the value of a Sub-Account.

BENEFICIARY: any person named in Our records to receive the Death Benefit after the death of the Last Surviving Insured.

CASH SURRENDER VALUE: Your Cash Value, less any Indebtedness.

CASH VALUE: Your Account Value, less any applicable Surrender Charges.

COMPANY, WE, US, OUR: the Company referred to on the first page of the Policy.

CUMULATIVE NO-LAPSE GUARANTEE PREMIUM: the premium required to maintain the No-Lapse Guarantee. On the Policy Date, the Cumulative No-Lapse Guarantee Premium is the Monthly No-Lapse Guarantee Premium shown in the Policy Specifications. On each Monthly Activity Date thereafter, the Cumulative No-Lapse Premium is: (a) the Cumulative No-Lapse Guarantee Premium on the previous Monthly Activity Date; plus (b) the current Monthly No-Lapse Guarantee Premium.

DATE OF ISSUE: the date shown on Page 3 from which Suicide and Incontestability provisions are measured. The date may be different from the Policy Date.

DEATH BENEFIT: the amount used to calculate the Death Proceeds. On the Policy Date, the Death Benefit is determined by the Death Benefit Option You selected on Your application. Thereafter, it may change in accordance with the terms of the Death Benefit Option provision, the Minimum Death Benefit provision and any additional benefits provided by rider which may be attached to this Policy.

DEATH BENEFIT OPTION: the Death Benefit Option selected by You and in effect determines how the Death Benefit is calculated as described under the Death Benefit provision.

DEATH PROCEEDS: the amount which We will pay on the death of the Last Surviving Insured as described under the Death Benefit provision.

DOLLAR COST AVERAGING: systematic transfers from one account to any other available accounts.

DUE PROOF OF DEATH: A certified death certificate, an order of a court of competent jurisdiction, or any other proof acceptable to Us.

FACE AMOUNT: an amount We use to determine the Death Benefit. On the Policy Date, the Face Amount equals the Initial Face Amount shown in the Policy Specifications. Thereafter, it may change in accordance with the terms of the Increases and Decreases in Face Amount, Death Benefit Option Changes, and Withdrawals provisions.

FIXED ACCOUNT: an Investment Choice which is a part of the Company's General Account to which all or a portion of the Account Value may be allocated. Amounts allocated to this Account are credited at a rate of interest as declared by Us.

FUND: a registered open-end management company in which assets of the Separate Account may be invested.

GENERAL ACCOUNT: an account which contains all of our Company assets other than those held in Our Separate Accounts

INDEBTEDNESS: all unpaid loans granted by Us and taken against the Policy plus any interest due or accrued on such loans.

INSURED(S): the person(s) whose lives are insured under the Policy as shown in the Policy Specifications.

INTERNAL REVENUE CODE: The Internal Revenue Code of 1986, as amended.

INVESTMENT CHOICES: The options among which You can allocate Your Account Value. These include the Fixed Account and the Sub-Accounts.

IN GOOD ORDER: We have everything that We need to properly process a request, financial transaction or other transaction. This may include proper completion of certain forms, valid instructions and authorization or other administrative requirements.

IN WRITING: in a written form satisfactory to Us.

ISSUE AGE: The Insured's age on his/her birthday nearest the Policy Date

LAST SURVIVING INSURED: the Insured who survives after the death of one of the Insureds shown in the Policy Specifications. If both Insureds die simultaneously, the Last Surviving Insured will be the First Insured shown in the Policy Specifications.

LOAN ACCOUNT: an Account used to hold amounts set aside to serve as security for loans taken against the Policy.

MONTHLY ACTIVITY DATE: the Policy Date and the same date in each succeeding month as the Policy Date.

NET PREMIUM: the amount of premium allocated to Your Investment Choices. It is the premium paid less the Deductions from Premium Payments shown in the Policy Specifications.

PLANNED PREMIUM: the amount that the Owner intends to pay. The Initial Planned Premium is shown in the Policy Specifications.

POLICY ANNIVERSARY: an anniversary of the Policy Date.

POLICY DATE: the date shown in the Policy Specifications from which Policy Anniversaries and Policy Years are determined. This is the date on which monthly deductions begin.

POLICY YEARS: years as measured from the Policy Date.

PRO RATA BASIS: an allocation method based on the proportion of the Account Value in the Fixed Account and each Sub-Account.

SEPARATE ACCOUNT: an account, as specified in the Policy Specifications, that has been established by Us to separate the assets funding the variable benefits for the class of contracts to which the Policy belongs from the other assets of the Company.

SUB-ACCOUNTS: the subdivisions of the Separate Account, each of which invests in a corresponding Fund.

SURRENDER CHARGE: a charge that is assessed if You surrender the Policy for its Cash Surrender Value.

VALUATION DAY: the date on which a Sub-Account is valued. This occurs every day We are open and the New York Stock Exchange is open for trading.

VALUATION PERIOD: the period of time between the close of business on successive Valuation Days.

YOU, YOUR: the Owner of the Policy.

                                    GENERAL

The Policy will become effective if and when:

       (a)  it is delivered to the Owner and while the Insureds are alive;

       (b) all answers in the application continue to be true and complete at the time of delivery;

       (c) We receive the initial premium payment while the Insureds are alive; and

       (d) The initial premium payment is sufficient to cover the Monthly Deduction Amount as of the Policy Date.

                                 DEATH BENEFIT

GENERAL

Subject to the terms of this Policy and while it is in force, We will pay the Death Proceeds to the Beneficiary(ies) upon Our receipt of Due Proof of Death of the Last Surviving Insured.

DEATH PROCEEDS

Death Proceeds equal the Death Benefit less Indebtedness and less any due and unpaid Monthly Deduction Amounts occurring during a Policy Grace Period. The Death Benefit is equal to the greater of the Death Benefit provided by the Death Benefit Option chosen and the Minimum Death Benefit.

Any Monthly Deduction Amounts taken after the date of the Last Surviving Insured's death and before We receive Due Proof of Death will be added to the Account Value for purposes of determining Death Proceeds. All amounts used in determining the Death Proceeds are calculated as of the date We receive Due Proof of Death.

We will pay interest on the Death Proceeds of at least 2% per year (or higher, if required by the laws of the state in which this Policy is issued) from the date We receive notification of the Last Surviving Insured's death to the date payment is made or an Income Settlement Option is elected.

If the Last Surviving Insured dies after We receive a request In Writing from You to surrender the Policy, the Cash Surrender Value will be paid in lieu of the Death Proceeds

NOTIFICATION OF FIRST DEATH OF THE INSUREDS

You must notify Us In Writing and give Us due proof of the first death of the Insureds as soon as possible after such death.

DEATH BENEFIT OPTIONS

You have four Death Benefit Options available. Options A, B and C are available at issue. Option D is not available at issue, however, You may change from Option B to Option D as described under Death Benefit Option Changes.

       1. Under Option A (Level Option), the Death Benefit is the current Face Amount.

       2. Under Option B (Return of Account Value Option), the Death Benefit is the current Face Amount, plus the Account Value on the date We receive due proof of the Last Surviving Insured's death.

       3. Under Option C (Return of Premium Option), the Death Benefit is the current Face Amount, plus the lesser of:

           (a)  the sum of the premiums paid; or

           (b) the Death Benefit Option C Limit shown in the Policy Specifications;

       4. Under Option D (Decreasing Option) the Death Benefit is the current Face Amount, plus the lesser of:

           (a) the Account Value on the date We receive due proof of the Last Surviving Insured's death; or

           (b) the Option Adjustment Amount. On the date You change Your Death Benefit from Option B (Return of Account Value) to Option D (Decreasing Option), the Option Adjustment Amount is the Account Value on the date of the change. Thereafter, the Option Adjustment Amount will be reduced by any Withdrawals. Refer to the Withdrawals provision for more information.

DEATH BENEFIT OPTION CHANGES

You may change Your Death Benefit Option, subject to the conditions described here.

You must notify Us In Writing or in a manner satisfactory to Us of the change. Such change will be effective on the Monthly Activity Date following the date We receive the request and the conditions are met.

The following changes are allowed with no evidence of insurability required, unless an Option Change from Option B to Option A would result in a Face Amount that exceeds Our then current guidelines and limitations as described in 4. below:

       1. You may change from Option A (Level Option) to Option B (Return of Account Value Option). If You do, the Face Amount will become that amount available as a Death Benefit immediately prior to the option change, decreased by the then current Account Value.

       2. You may change from Option B (Return of Account Value Option) to Option D (Decreasing Option). The Option D Death Benefit is the current Face Amount increased by the lesser of:

           (a) the Account Value on the date We receive Due Proof of Death of the Last Surviving Insured; or

           (b) the Option Adjustment Amount.

       3. You may change from Option C (Return of Premium Option) to Option A (Level Option). If You do, the Face Amount will become that amount available as a Death Benefit immediately prior to the option change.

       4. You may change from Option B (Return of Account Value Option) to Option A (Level Option). However, if this change would result in a Face Amount that exceeds our guidelines and limitations that may be in effect, You must provide evidence of insurability satisfactory to Us. If You do, the Face Amount will become the Face Amount immediately prior to the option change increased by the Account Value on the date of the option change.

MINIMUM DEATH BENEFIT

For policies that meet the definition of life insurance under the Guideline Premium/Cash Value Corridor Test prescribed by the Internal Revenue Code, We will automatically increase the Death Benefit so that it will never be less than the Account Value multiplied by the Minimum Death Benefit Percentage for the then current Policy Year.

For policies that meet the definition of life insurance under the Cash Value Accumulation Test prescribed by the Internal Revenue Code, We will automatically increase the Death Benefit so that it will never be less than the Account Value minus the present value of charges for qualified additional benefit riders (as defined by the Internal Revenue Code), multiplied by the Minimum Death Benefit Percentage for the then current Policy Year.

To the extent this increase in the Death Benefit would result in an Amount at Risk that exceeds Our guidelines and limitations that may be in effect, We reserve the right to:

       (a) distribute to You a portion of the Cash Surrender Value sufficient to continue to qualify the Policy as life insurance and such that the Amount at Risk does not exceed Our guidelines and limitations in effect; or

       (b) require evidence of insurability satisfactory to Us.

The Minimum Death Benefit is determined by using the Account Value on the date We receive Due Proof of Death of the Last Surviving Insured. Any Monthly Deduction Amounts taken after the date of the Last Surviving Insured's death and before We receive Due Proof of Death will be added to the Account Value for purposes of determining Death Proceeds.

                     INCREASES AND DECREASES IN FACE AMOUNT

SCHEDULED INCREASES IN FACE AMOUNT

We will increase the Face Amount automatically by the amounts shown in the Policy Specifications. These scheduled increases will continue until You request to discontinue the increases or until You request to decrease the Face Amount of Your Policy as described below. Decreases in the Face Amount as a result of Withdrawals will not affect Your scheduled increases. Scheduled increases in the Face Amount are not subject to the Face Amount Increase Fees.

UNSCHEDULED INCREASES IN FACE AMOUNT

At any time after the first Policy Year, you may request to increase the Face Amount. All such requests must be applied for on a new application and accompanied by the Policy. All requests will be subject to evidence of insurability satisfactory to Us. The minimum amount by which the Face Amount can be increased is based on Our rules then in effect. We may limit You to one increase during any 12-month period.

Any increase approved by Us will be effective on the Monthly Activity Date shown on the new policy specifications page, provided that the Monthly Deduction Amount for the first month after the effective date of the increase is made. The Unscheduled Face Amount Increase Fee shown in the Policy Specifications is assessed on the first twelve Monthly Activity Dates beginning on the effective date of each increase.

DECREASES IN FACE AMOUNT

At any time after the first Policy Year, you may request In Writing, or in a manner satisfactory to Us, to decrease the Face Amount. The minimum amount by which the Face Amount can be decreased is based on Our rules then in effect. Such decrease in Face Amount will result in discontinuance of all future Scheduled Increases in Face Amount. We may limit You to one decrease during any 12-month period.

Any decrease will be effective on the Monthly Activity Date following the date We receive Your request. The remaining Face Amount must not be less than Our minimum rules then in effect. If there have been any Face Amount increases, decreases will be applied to the most recent increase first then to the next most recent increase until the decrease has been fully applied.

                                    PREMIUMS

GENERAL

The Initial Premium Payment must be received by Us prior to or upon delivery of the Policy and such payment must be sufficient to cover the Monthly Deduction Amount as of the Policy Date.

After the first premium has been paid, subsequent premiums can be paid at any time and in any amount, subject to the following limitations:

       (a) The minimum premium that We will accept is the greater of (a) $50; or (b) the amount required to keep the Policy in force.

       (b) For monthly, pre-authorized payments made by bank draft, the minimum premium that We will accept is the greater of (a) $25; or (b) the amount required to keep the Policy in force.

       (c) If premiums are received which would cause the Policy to fail to meet the definition of a life insurance contract in accordance with the Internal Revenue Code, We may refund the excess premium payments. Such refunds and interest thereon will be made within 60 days after the end of a Policy Year.

       (d) We may require evidence of insurability any time a premium payment results in an increase in the Death Benefit greater than the amount of the premium.

       (e) Any premium received in excess of $1,000,000 is subject to Our approval.

The actual amount and frequency of payments will affect Your Account Value and could affect the amount and duration of insurance provided by the Policy.

HOW TO MAKE PREMIUM PAYMENTS AND PREMIUM ALLOCATION

(Checks must be made payable to the Company shown on the first page of the Policy. Checks may be sent to Us at the address shown on the premium notice. The premium will be applied on the date We receive it in Good Order at the address shown on the premium notice. You must instruct us, In Writing or in a manner satisfactory to Us, how you want Your premium allocated among Your selected Investment Choices. Except for premium received by Us prior to the end of the Right to Examine period, premium will be allocated based on Your instructions. See the Initial Premium Allocation provision for how we allocate initial premium received during the Right to Examine period. We will apply any amount received under the Policy as a premium unless it is clearly marked otherwise.

PREMIUM REMINDER NOTICE

If Your premium payment frequency is annual, semiannual or quarterly, We will send You a premium reminder notice for the amount of the Planned Premium. The Initial Planned Premium and payment frequency You selected are shown in the Policy Specifications. You may change the Planned Premium payment shown on the premium notices subject to Our premium limitations.

INITIAL PREMIUM ALLOCATION

Based on Your instructions, We will allocate Your Net Premiums among Your Investment Choices as instructed by you as long as:

       (a) the total number of Your active Investment Choices does not exceed twenty, or the maximum number of active Investment Choices currently allowed by Us;

       (b) and any percentage You allocate to each active Investment Choice is in whole percentages.

However, any premium allocated to active Investment Choices and received by Us prior to the end of the Right to Examine period as described in the Right to Examine Policy provision will be allocated to the Money Market Sub-Account available under the Policy. The accumulated values of the Money Market Account will then be transferred to the other available Investment Choices according to Your instructions on the later of:

       (a) the end of the Right to Examine period as described in the Right To Examine Policy provision; or

       (b) the date We receive the final requirement to put the Policy in force.

NetPremiums received in Good Order will be applied on the later of:

       (a)  the Policy Date; or

       (b) the date We receive the Premium.

SUBSEQUENT PREMIUM ALLOCATIONS

You may change how Your premiums are allocated by notifying Us In Writing or in a manner satisfactory to Us. Subsequent Net Premiums will be allocated to Your selected Investment Choices according to Your most recent instructions as long as:

       (a) the number of Investment Choices You choose does not exceed twenty, or the maximum currently allowed by Us; and

       (b) the percentage You allocate to each Investment Choice is in whole percentages.

                              VALUATION PROVISIONS

SUB-ACCOUNT ACCUMULATION UNITS

Amounts allocated to each Sub-Account increase the number of Accumulation Units in each Sub-Account. The number of Accumulation Units added to each Sub-Account is determined by dividing the amount allocated to the Sub-Account by the dollar value of one Accumulation Unit for such Sub-Account.

Amounts taken from each Sub-Account decrease the number of Accumulation Units in each Sub-Account. The number of Accumulation Units subtracted from each Sub-Account is determined by dividing the amount taken from the Sub-Account by the dollar value of one Accumulation Unit for such Sub-Account.

The number of Your Accumulation Units will not be affected by any subsequent change in the value of the units. The Accumulation Unit Values in each Sub-Account may increase or decrease daily as described below.

SUB-ACCOUNT ACCUMULATION UNIT VALUE

The Accumulation Unit Value for each Sub-Account will vary to reflect the investment experience of the applicable Fund and will be determined on each Valuation Day by multiplying the Accumulation Unit Value of the particular Sub-Account on the preceding Valuation Day by a Net Investment Factor for that Sub-Account for the Valuation Period then ended. The Net Investment Factor for each of the Sub-Accounts is equal to the net asset value per share of the corresponding Fund at the end of the Valuation Period (plus the per share amount of any dividend or capital gain distributions paid by that Fund in the Valuation Period then ended) divided by the net asset value per share of the corresponding Fund at the beginning of the Valuation Period.

EMERGENCY PROCEDURE

If the national stock exchange is closed (except for holidays or weekends) or trading is restricted due to an existing emergency as defined by the Securities and Exchange Commission so that We cannot value the Sub-Accounts, We may postpone all transactions which require valuation of the Sub-Accounts until valuation is possible. Any provision of the Policy which specifies a Valuation Day will be superseded by the emergency procedure.

INTEREST CREDITED TO THE FIXED ACCOUNT

We will credit interest to amounts in the Fixed Account on a monthly basis at rates as determined by Us. The credited rate will be no less than the Annual Fixed Account Minimum Credited Rate shown in the Policy Specifications. The interest credited will reflect the timing of amounts added to or withdrawn from the Fixed Account.

               ACCOUNT VALUE, CASH VALUE AND CASH SURRENDER VALUE

ACCOUNT VALUE

Your Account Value on the Policy Date equals the initial Net Premium less the Monthly Deduction Amount for the first policy month.

On each subsequent Monthly Activity Date, Your Account Value equals:

       (a) the sum of Your Accumulated Values in the Fixed Account and Sub-Accounts; plus

       (b) the value of Your Loan Account, if any; minus,

       (c)  the appropriate Monthly Deduction Amount.

On each Valuation Day (other than a Monthly Activity Date), Your Account Value equals:

       (a) the sum of Your Accumulated Values in the Fixed Account and Sub-Accounts; plus

       (b) the value of Your Loan Account, if any.

ACCUMULATED VALUE IN THE FIXED ACCOUNT

Your Accumulated Value in the Fixed Account equals:

       (a)  the Net Premiums allocated to it; plus

       (b) amounts transferred to it from the Sub-Accounts or the Loan Account; plus

       (c)  interest credited to it; minus

       (d) amounts transferred out of it to the Sub-Accounts or the Loan Account; minus

       (e)  any transfer charges that have been taken from it; minus

       (f)  any Monthly Deduction Amounts taken from it; minus

       (g)  any Withdrawals taken from it.

ACCUMULATED VALUE IN THE SUB-ACCOUNTS

Your Accumulated Value in any Sub-Account equals:

       (a) the number of Your Accumulation Units in that Sub-Account on the Valuation Day; multiplied by

       (b) that Sub-Account's Accumulation Unit Value on the Valuation Day.

For purposes of calculating Sub-Account values, whenever the Monthly Activity Date falls on a date other than a Valuation Day, We will use the Sub-Account values as of the next Valuation Day.

The number of Accumulation Units in any Sub-Account is increased when:

       (a)  Net Premiums are allocated to it; or

       (b) amounts are transferred to it from other Sub-Accounts, the Fixed Account or the Loan Account.

The number of Accumulation Units in any Sub-Account is decreased when:

       (a) amounts are transferred out of it to other Sub-Accounts, the Fixed Account or the Loan Account; or

       (b) any transfer charges have been taken from it; or

       (c)  any Monthly Deduction Amounts are taken from it; or

       (d) any Withdrawals are taken from it.

LOAN ACCOUNT VALUE

The value in the Loan Account equals:

       (a) amounts transferred to it from the Fixed Account or Sub-Accounts as a result of loans taken; plus

       (b) amounts transferred to it from the Fixed Account or Sub-Accounts as a result of interest charged on Indebtedness which exceeds interest credited to the Loan Account; plus

       (c)  interest credited to it; minus

       (d) amounts transferred out of it to the Fixed Account or Sub-Accounts as a result of loan repayments.

CASH VALUE

Your Cash Value is equal to the Account Value less any applicable Surrender Charges. The Surrender Charges and the Policy Years during which they will be applied are shown in the Policy Specifications.

CASH SURRENDER VALUE

Your Cash Surrender Value is equal to Your Cash Value minus the Indebtedness, if any.

                                   TRANSFERS

AMOUNT AND FREQUENCY OF TRANSFERS

As long as the Policy is in effect, You may request In Writing, or in a manner satisfactory to Us, to transfer amounts among Your Investment Choices. We may limit the size of transfers and remaining balances, and/or limit the number and frequency of transfers.

RESTRICTIONS ON TRANSFERS

You are limited as to the timing and the amounts that can be transferred from the Fixed Account to the Sub-Accounts (other than transfers under a Dollar Cost Averaging program). The limits are as follows:

       (a) the transfer must occur during the 30 day period following each Policy Anniversary; and

       (b) the maximum amount transferred in any Policy year will be limited to the greater of (i) $1,000; and (ii) 25% of the Accumulated Value in Your Fixed Account on the date of transfer.

TRANSFER CHARGE

After a transfer has occurred, the Transfer Charge shown in the Policy Specifications, if any, will be deducted on a Pro Rata Basis.

                         DOLLAR COST AVERAGING PROGRAM

DOLLAR COST AVERAGING (DCA) PROGRAM

From time to time We may offer a Dollar Cost Averaging program in which you may enroll. Under the DCA program, you may make systematic transfers of value between the available Sub-Accounts and the Fixed Account. You may obtain information from Us on the available DCA programs at any time. If you enroll in a DCA Program, You may terminate participation at any time by contacting Us. In such an event, any non-transferred balances will be allocated to the other accounts.

                            MONTHLY DEDUCTION AMOUNT

GENERAL

On each Monthly Activity Date, We will deduct an amount from Your Account Value to pay for the benefits provided by the Policy. This amount is called the Monthly Deduction Amount. On each Policy Anniversary We will determine the rates used to calculate the Monthly Deduction Amount for that Policy Year. These rates will not exceed the maximum rates shown in the Policy Specifications. Actual rates will be determined based on our future expectations of such factors as mortality, expenses, interest, persistency and taxes. Any change we make will be on a uniform basis for Insureds of the same Issue Age, Sex, Insurance class, Initial Face Amount, and the length of time coverage has been in-force.

The Monthly Deduction Amount equals:

       (a)  the Cost of Insurance; plus

       (b) the Monthly Administrative Charge; plus

       (c)  Monthly Per $1,000 Charge; plus

       (d) the Mortality and Expense Risk Charge; plus

       (e)  the Face Amount Increase Fee, if any; plus

       (f)  the charges for additional benefits provided by rider, if any.

The Monthly Deduction Amount will be taken on a Pro Rata Basis from the Fixed Account and Sub-Accounts on each Monthly Activity Date. You may request In Writing or in a manner satisfactory to Us to have monthly deductions taken from specific Sub-Accounts and/ or Fixed Account. If any of Your specified choices has insufficient value to cover its portion of the Monthly Deduction Amount, the entire Monthly Deduction Amount will be taken on a Pro Rata Basis.

COST OF INSURANCE

The Cost of Insurance for any Monthly Activity Date is equal to:

       (a)  the Cost of Insurance Rate per $1,000; multiplied by

       (b) the amount at risk; divided by

       (c)  $1,000.

On any Monthly Activity Date, the amount at risk equals the Death Benefit less the Account Value on that date prior to assessing the Monthly Deduction Amount.

MONTHLY ADMINISTRATIVE CHARGE

The Monthly Administrative Charge will not exceed the amount(s) shown in the Policy Specifications.

MONTHLY PER $1,000 CHARGE

The Monthly Per $1,000 Charge is equal to:

       (a)  the Monthly Per $1,000 Rate; multiplied by

       (b) the Initial Face Amount; divided by

       (c)  $1,000.

MORTALITY AND EXPENSE RISK CHARGE

The Mortality and Expense Risk Charge for any Monthly Activity Date is equal to:

       (a)  the monthly Mortality and Expense Risk Rate; multiplied by

       (b) the sum of Your Accumulated Values in the Sub-Accounts on the Monthly Activity Date, prior to assessing the Monthly Deduction Amount.

FACE AMOUNT INCREASE FEE

The Face Amount Increase Fee will not exceed the amount shown in the Policy Specifications.

                            INSURANCE CLASS CHANGES

GENERAL

Based on Our administrative rules in effect and upon providing satisfactory evidence to Us, You may request to change the insurance class to a more favorable class. Only future cost of insurance rates will be based on the more favorable class and all other contract terms and provisions will remain as established at issue. No change in insurance class or cost will occur on account of deterioration of the Insured's health. Any decrease in cost of insurance rates for which evidence of insurability was obtained cannot be revoked after the decrease has been in force, during the Insured's lifetime, for two years from the effective date of the decrease. Revocation will occur if the evidence of insurability contained inaccurate information which, had We known it was inaccurate at the time of the class change, would have caused Us to not approve the change.

If We revoke an insurance class change, Your Account Value will be reduced. The amount of the reduction will equal the additional Cost of Insurance Charges that would have been deducted from Your Account Value, based on the original insurance class, from the time of the change until the time of the revocation.

                        DEFAULT AND POLICY GRACE PERIOD

POLICY DEFAULT

Policy Default is a point in time where the Policy is in danger of terminating. This will happen when there is insufficient value to cover Monthly Deductions and:

       (a)  the No-Lapse Guarantee is not available; or

       (b) Indebtedness equals or exceeds the Cash Value as described below.

If the Policy goes into default, We will send You a notice warning You that the Policy is in danger of terminating. This notice will be mailed at least 61 days prior to termination of coverage. It will be mailed both to You and to any assignee of record, at the last known address(es). This notice will tell You the minimum premium required to keep the Policy from terminating. This minimum premium will never be greater than an amount which results in a Cash Surrender Value equal to the current Monthly Deduction Amount plus the next two Monthly Deduction Amounts as of the date Your Policy goes into default.

POLICY GRACE PERIOD

We will keep the Policy in-force for the 61-day period following the date we mailed you the notice. We call that period the Policy Grace Period. However, if We have not received the required premiums specified in the notice by the end of the Policy Grace Period, the Policy will terminate.

If the Last Surviving Insured dies during the Policy Grace Period, We will pay the Death Proceeds.

NO LAPSE GUARANTEE

A No Lapse Guarantee is available provided:

       (a) the Policy is in the No Lapse Guarantee Period shown in the Policy Specifications; and

       (b) the cumulative premiums paid into the Policy, less Withdrawals from the Policy, equal or exceed the Cumulative No Lapse Guarantee Premium; and

       (c)  there is no Indebtedness.

While the No Lapse Guarantee is available, We guarantee that Your Policy will not lapse.

NO LAPSE GUARANTEE PREMIUM

The No Lapse Guarantee Premium is shown in the Policy Specifications. If there is any increase or decrease in the Face Amount, or any change in rider coverage or a change in insurance class, a new monthly No Lapse Guarantee Premium will be calculated. We will send You a notice of the new Monthly No Lapse Guarantee Premium, which will be used in calculating the Cumulative No Lapse Guarantee Premium in subsequent months.

                                 REINSTATEMENT

Unless the Policy has been surrendered for its Cash Surrender Value, the Policy may be reinstated provided:

       (a) You make Your request In Writing within three years from the Termination Date;

       (b) satisfactory evidence of insurability is submitted;

       (c)  both Insureds are alive on the date of Reinstatement;

       (d) any Indebtedness at the time of termination must be repaid or carried over to the reinstated policy; and

       (e)  You pay premium equal to or greater than the sum of:

           (i) an amount necessary to cover all Monthly Deduction Amounts that are due and unpaid during the Policy Grace Period; and

           (ii) an amount necessary to keep the Policy in force for 3 months after the date of reinstatement.

The Account Value on the reinstatement date will equal:

       (a)  the Cash Value at the time of termination; plus

       (b) Net Premiums attributable to premiums paid at the time of reinstatement; minus

       (c) the Monthly Deduction Amounts that were due and unpaid during the Policy Grace Period.

Any Surrender Charge will be based on the duration from the original Policy Date as though the Policy had never defaulted.

                                  POLICY LOANS

GENERAL

At any time while the Policy is in force and the Policy has a Cash Surrender Value, You may obtain a loan from Us. We will hold the Policy as sole security for repayment of any such loans taken. We may defer granting a loan, for the period permitted by law but not more than six months, unless the loan is to be used to pay premiums on any policies You have with Us.

LOAN AMOUNTS

Any new loan taken together with any existing Indebtedness may not exceed the Cash Surrender Value on the date We grant a loan. The minimum loan amount that We will allow is $500.

LOAN ACCOUNT

When You take a loan, an amount equal to the loan is transferred from Your selected Investment Choices into the Loan Account as security for the loan. In the absence of instructions from You, We will transfer such amount to the Loan Account on a Pro Rata Basis from Your selected Investment Choices.

INTEREST CREDITED TO THE LOAN ACCOUNT

Any amounts in the Loan Account will be credited with interest at a rate equal to the Annual Fixed Account Minimum Credited Rate shown on Page 3.

INDEBTEDNESS

Indebtedness is money that is owed to Us as a result of outstanding loan(s) we have granted using the Policy as sole security and equals:

       (a)  all outstanding loans taken;

       (b) any interest charged to Indebtedness; minus

       (c)  any loan repayments.

MAXIMUM INTEREST RATE CHARGED ON INDEBTEDNESS

Interest charged on Indebtedness will accrue daily. The interest rate charged on Indebtedness will never exceed the Maximum Interest Rate shown in the table below:

 DURING POLICY          MAXIMUM INTEREST RATE CHARGED EQUALS THE
     YEARS              FIXED ACCOUNT MINIMUM CREDITED RATE PLUS:
------------------------------------------------------------------------
     1-10                                 2.00%
 11 and later                             1.00%

Because the interest charged on Indebtedness may exceed the rate credited to the Loan Account, the Indebtedness may grow faster than the Loan Account. If this happens, any difference between the value of the Loan Account and the Indebtedness will be transferred on each Monthly Activity Date from Your Investment Choices to the Loan Account on a Pro Rata Basis.

LOAN REPAYMENTS

All or part of a loan may be repaid at any time while the Policy is in force and either of the Insureds is alive. However, each repayment must be at least $50 or the amount of outstanding Indebtedness. Such repayments must be clearly identified In Writing as a loan repayment. The amount of a loan repayment will be deducted from the Loan Account and will be allocated among Your selected Investment Choices in the same percentage as premiums are allocated.

TERMINATION DUE TO EXCESSIVE INDEBTEDNESS

The Policy will go into default on any Monthly Activity Date on which the Indebtedness equals or exceeds the Cash Value. Refer to the Default and Policy Grace Period provision for more information.

                                  WITHDRAWALS

GENERAL

You may request a withdrawal In Writing. The minimum withdrawal allowed is $500. The maximum withdrawal is the Cash Surrender Value less $1,000. A charge of up to $10 may be assessed for each withdrawal. One withdrawal per calendar month is allowed. Unless specified otherwise the withdrawal will be deducted on a Pro Rata Basis.

If the Death Benefit Option then in effect is Option A (Level Option) or Option C (Return of Premium Option), the Face Amount will be reduced by the amount equal to the reduction in the Account Value resulting from the withdrawal.

If the Death Benefit Option then in effect is Option D (Decreasing Option), the withdrawal will result in a reduction in the Option Adjustment Amount, but the Option Adjustment Amount will not be allowed to become negative. If the Option Adjustment Amount becomes zero, any remaining and/or additional withdrawal amounts will result in a reduction in the Face Amount.

                                   SURRENDERS

GENERAL

While the Policy is in force, You may surrender the Policy to Us. The Policy, and additional benefits provided by rider, are then canceled as of the day We receive Your request In Writing or the date You request the surrender, whichever is later. We will then pay You the Cash Surrender Value as of that date.

                                 PAYMENTS BY US

GENERAL

We will pay Death Proceeds, Cash Surrender Values, Withdrawals and loan amounts attributable to the Sub-Accounts within 7 days after We receive all the information needed to process the payment unless:

       (a) the New York Stock Exchange is closed on other than customary weekend and holiday closings or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission (SEC); or

       (b) an emergency exists, as determined by the SEC, as a result of which disposal of securities is not reasonably practicable to determine the value of the Sub-Accounts; or

       (c) the SEC, by order, permits postponement for the protection of policy owners.

DEFERRAL OF PAYMENTS FROM THE FIXED ACCOUNT

We may defer payment of any Cash Surrender Values, Withdrawals and loan amounts which are not attributable to the Sub-Accounts for up to six months from the date of the request. If We defer payment for more than 30 days, We will pay interest at the Annual Fixed Account Minimum Credited Rate.

                        TAXATION OF THE SEPARATE ACCOUNT

We do not expect to incur any federal, state or local income tax on the earnings or realized capital gains attributable to the Separate Account. Based upon these expectations, no charge is being made to the Separate Account for federal, state or local income taxes. If We incur income taxes attributable to the Separate Account or determine that such taxes will be incurred, We may assess a charge for taxes against the Policy in the future.

                                  THE CONTRACT

ENTIRE CONTRACT

The Policy, the attached copy of the initial application, any applications for reinstatement, all subsequent applications to change the Policy, any endorsements or riders and all additional policy information sections added to the Policy are the entire contract. The contract is made in consideration of the application and the payment of the initial premium. We will not use any statement to cancel the Policy or to defend a claim under it, unless that statement is contained in an attached written application. All statements in the application will, in the absence of fraud (as determined by a court of competent jurisdiction), be deemed representations and not warranties.

CONTRACT MODIFICATION

The only way this contract may be modified is by a written agreement signed by Our President, or one of Our Vice Presidents, Secretaries or Assistant Secretaries.

TAX STATUS

The Policy is intended to qualify as a life insurance contract for federal tax purposes and the Death Benefit under the Policy is intended to qualify for the federal income tax exclusion. The provisions of the Policy, including any rider or endorsement, shall be interpreted to ensure and maintain such tax qualification, despite any other provision to the contrary.

MISSTATEMENT OF AGE AND/OR SEX

If on the date of death of the Last Surviving Insured the Issue Age of an Insured is understated, or the sex of an Insured is incorrectly stated such that it resulted in lower Costs of Insurance, the Death Benefit will be reduced to the Death Benefit that would have been provided by the last Cost of Insurance charge at the correct Issue Ages and/or sexes.

If on the date of death of the Last Surviving Insured the Issue Age of an Insured is overstated, or the sex of an Insured is incorrectly stated such that it resulted in higher Costs of Insurance, the Death Benefit will be increased by an amount equal to the excess Costs of Insurance prior to the date of the Last Surviving Insured's death.

Excess Cost of Insurance Charges equal the sum of the following for each Monthly Activity Date:

       (a)  the amount at risk on each Monthly Activity Date; multiplied by

       (b) the difference between the actual Cost of Insurance rate used to determine Monthly Deduction Amounts and the Cost of Insurance rate based on the true age and sex of the Insured; divided by

       (c)  1,000.

SUICIDE

If, within two years from the Date of Issue, either of the Insureds dies by suicide, while sane or insane, Our liability will be limited to the premiums paid less Indebtedness and any Withdrawals.

If, within two years from the effective date of any increase in the Face Amount for which evidence of insurability was obtained, either of the Insureds dies by suicide, while sane or insane, Our liability with respect to such increase will be limited to the Cost of Insurance for the increase.

INCONTESTABILITY

With regard to the life of each Insured, We cannot contest the Policy after it has been in force during the Insured's lifetime for two years from its Date of Issue, except for non-payment of premium.

Any increase in the Face Amount for which evidence of insurability was obtained will be incontestable only after the increase has been in force during the Insured's lifetime for two years from the effective date of the increase.

The Policy may not be contested for more than two years after the reinstatement date. Any contest We make after the Policy is reinstated will be limited to the material misrepresentations in the evidence of insurability provided to Us in the request for reinstatement. However, the provision will not affect Our right to contest any statement in the original application or a different reinstatement request which was made during the Insured's lifetime for two years from the Date of Issue of the Policy or a subsequent reinstatement date.

NON-PARTICIPATION

The Policy is non-participating. It does not share in Our surplus earnings so You receive no policy dividends under it.

APPEALING DENIAL OF CLAIM

On any denied claim, You or Your representative may appeal to the Company for a full and fair review. You may:

       (a) request a review upon written application within sixty days of receipt of a claim denial;

       (b) review pertinent documents; and

       (c)  submit issues and comments In Writing.

SEPARATE ACCOUNTS

We have exclusive and absolute ownership and control of the assets of Our Separate Accounts. The assets of a Sub-Account will be available to cover the liabilities of Our General Account only to the extent that those assets exceed the liabilities of that Separate Account arising under the variable life contracts supported by that Separate Account. The assets of a Sub-Account will be valued on each Valuation Day. Our determination of the value of an Accumulation Unit by the method described in the Policy will be conclusive.

CHANGE IN THE OPERATION OF THE SEPARATE ACCOUNT

At Our election and subject to any necessary vote by persons having the right to give instructions on the voting of Fund shares held by the Sub-Accounts, the Separate Account may be operated as a management company under the Investment Company Act of 1940 or any form permitted by law, may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required, or may be combined with one or more Separate Accounts.

SUB-ACCOUNT, SEPARATE ACCOUNT MODIFICATIONS

Upon notice to You and subject to any required regulatory approvals, We may, from time to time, make certain modifications to this Policy that are necessary to operate the Separate Account in any form permitted under the Investment Company Act of 1940, or in any form permitted by law, including:

       1. the transfer of value in any Sub-Account to another Sub-Account or to one or more other separate accounts;

       2. add, combine, or eliminate Sub-Accounts in the Separate Account or combine the Separate Account with another separate account;

       3. substitute for the units held by any Sub-Account the units of another Sub-Account or another investment company or any other investment permitted by law;

       4. make any changes required to comply with the requirements of any Fund, including, but not limited to, the imposition of a redemption charge or other fee by a Fund; or

       5. make any other modifications to the Policy that, in Our judgment, are necessary or appropriate to ensure that it continues to qualify as life insurance under the applicable section(s) of the Internal Revenue Code, or any other applicable law, regulation or interpretation.

Any required approval process for modifications to the Separate Account is on file with the insurance supervisory official of the state in which this Policy is issued.

VOTING RIGHTS

We will notify You of any Fund shareholder's meetings at which the shares held for Your Sub-Account may be voted. We will also send proxy materials and instructions for You to vote the shares held for Your Sub-Account. We will arrange for the handling and tallying of proxies received from the Owners. We will vote the Fund shares held by Us in accordance with the instructions received from the Owners. You may attend any meeting, where shares held for Your benefit may be voted.

In the event that You give no instructions or leave the manner of voting discretionary, We will vote such shares of the appropriate Fund in the same proportion as shares of that Fund for which instructions have been received. Also, We will vote the Fund shares in this proportionate manner, which are held by Us for Our own account.

ANNUAL REPORT

We will send You a report at least once each Policy Year showing:

       (a)  the current Account Value, Cash Surrender Value and Face Amount;

       (b) the premiums paid, Monthly Deduction Amounts and loans since the last report;

       (c)  the amount of any Indebtedness;

       (d) notifications required by the provisions of the Policy; and

       (e) any other information required by the Insurance Department of the state where the Policy was delivered.

                           OWNERSHIP AND BENEFICIARY

CHANGE OF OWNER OR BENEFICIARY

The Owner and Beneficiary will be those named in the application until You change them. To change the Owner or Beneficiary(ies), notify Us In Writing while either of the Insureds is alive. After We receive written notice, the change will be effective as of the date You signed such notice, whether or not either of the Insureds is living when We receive it. However, the change will be subject to any payment We made or actions We may have taken before We received the request.

DEATH OF BENEFICIARY

If any named Beneficiary dies before the Last Surviving Insured, that person's interest in this Policy ends, unless such Beneficiary has been named as an irrevocable Beneficiary. If a named Beneficiary dies at the same time as the Last Surviving Insured, or within fifteen days after the Last Surviving Insured's death, that person's interest ends as though the Beneficiary died before the Last Surviving Insured. Unless Your Beneficiary designation states otherwise, the Death Benefit will be paid as follows:

       (a) to the primary Beneficiary(ies) who survive(s) the Last Surviving Insured, or if there are none;

       (b) to the contingent Beneficiary(ies) who survive the Last Surviving Insured;

       (c) if no Beneficiary survives the Last Surviving Insured, we will pay the Death Proceeds to You, if You are living, otherwise, We will pay the proceeds to Your estate;

       (d) if multiple Beneficiaries are named to share the Death Proceeds equally, We will pay the Death Proceeds to the survivor(s) in equal shares;

       (e) if multiple Beneficiaries are named to receive unequal shares of the Death Proceeds, We will pay the Death Proceeds to the survivors on a pro rata basis and if there is only one surviving multiple Beneficiary, We pay all of the proceeds to that Beneficiary.

ASSIGNMENT

You may assign the Policy. Until You notify Us In Writing, no assignment will be effective against Us. We are not responsible for the validity of any assignment.

OWNER'S RIGHTS

While either of the Insureds is alive and no Beneficiary is irrevocably named, You may:

       (a) exercise all the rights and options that the Policy provides or that We permit;

       (b) assign the Policy; and

       (c)  agree with Us to any change to the Policy.

                                  TERMINATION

TERMINATION

The Policy will terminate upon the earliest of the following events:

       (a)  the surrender of the Policy; or

       (b) the end of the policy grace period when premiums sufficient to keep the Policy from terminating are not paid; or

       (c)  the date the Last Surviving Insured dies.

           CONTINUATION BEYOND THE YOUNGER INSURED'S ATTAINED AGE 120

GENERAL

On the Policy Anniversary on or following the date on which the younger Insured has Attained Age 120 (or would have, if deceased), the following will occur:

       (a) the Death Benefit Option will be changed to Option A (Level Option) with no evidence of insurability being required;

       (b) the Face Amount will be set equal to the Death Benefit;

       (c) no future Monthly Deduction Amounts will be deducted from Your Account Value;

       (d) the Account Value will continue to be valued as described in the Account Value, Cash Value and Cash Surrender Value provision;

       (e) any loans that are in effect will continue to accrue interest and become part of any Indebtedness;

       (f)  loan repayments may be made;

       (g)  no new loans or Withdrawals can be requested; and

       (h) no further premiums will be accepted.

The provision above will in no way modify the Termination provision of any rider(s) attached to this Policy. The Policy may terminate due to excessive Indebtedness.

                           INCOME SETTLEMENT OPTIONS

AVAILABILITY

All or part of the proceeds of the Policy may, instead of being paid in one sum, be left with Us under any one or a combination of the following options, subject to our minimum amount requirements on the date of election. If any payee is a corporation, partnership, association, assignee, or fiduciary, an option may be chosen only with Our consent.

We will pay interest on the Death Proceeds as described in the Death Benefit provision. Once payment is made or an Income Settlement Option is elected, these proceeds are then no longer subject to the investment experience of a Separate Account.

INTEREST

Options 1, 2 and 3 shown below are based on interest at a guaranteed rate of 2% per year.

EXCESS INTEREST

We may pay or credit excess interest of such amount and in such manner as We determine.

DEATH OF PAYEE

If the payee dies while receiving payments under one of the options listed, We will pay the following:

       (a) any principal and accrued interest remaining unpaid under Option 1 or 2; and

       (b) the value of remaining unpaid guaranteed payments, if any, under Option 3, commuted using interest of 2% per year.

Any such amount will be paid in one sum to the payee's estate.

OPTION 1 - INTEREST INCOME

Payments of interest at the rate We declare, but not less than 2% per year, on the amount left under this option. At any time after election of this Option, You may make a request In Writing, or in a manner satisfactory to Us, to receive any remaining amount in a lump sum.

OPTION 2 - INCOME OF FIXED AMOUNT

Equal payments of the amount chosen until the amount left under this option, with interest of not less than 2% per year, is exhausted. The final payment will be for the balance only.

OPTION 3 - INCOME FOR FIXED PERIOD

Payments determined from the table below, are guaranteed for the number of years chosen. The first payment will be due on the date proceeds are applied under this option.

           MONTHLY PAYMENTS                     MONTHLY PAYMENTS
 NUMBER     PER $1,000 OF         NUMBER         PER $1,000 OF
OF YEARS       PROCEEDS          OF YEARS           PROCEEDS
-----------------------------------------------------------------
   1             $84.08               10               $9.17
   2              42.45               15                6.40
   3              28.58               20                5.03
   4              21.64               25                4.21
   5              17.48               30                3.67

To convert the monthly payments shown in the table above for Option 3 to quarterly, semi- annual or annual payments, multiply by the following factors:

PAYMENT INTERVAL                            FACTOR
--------------------------------------------------------------
Quarterly                                    2.99
Semi-annual                                  5.96
Annual                                      11.84

OTHER INCOME SETTLEMENT OPTIONS

Other Income Settlement Options, including Lifetime Settlement Options, are available. Such Options may be subject to different interest rate guarantees.

                  HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
                        HARTFORD, CONNECTICUT 06104-2999
                          (A STOCK INSURANCE COMPANY)
                                (THE "COMPANY")

                      [INDIVIDUAL LIFE OPERATIONS ADDRESS:
                                 P.O. BOX 64582
                         ST. PAUL, MINNESOTA 55164-0582
                       TELEPHONE NUMBER: 1-800-231-5453]

                            ADJUSTABLE DEATH BENEFIT
DEATH PROCEEDS PAYABLE AT DEATH OF LAST SURVIVING INSURED AS DESCRIBED ON PAGE 7
                    PREMIUMS PAYABLE AS DESCRIBED ON PAGE 3
                               NON-PARTICIPATING

THE PORTIONS OF THE ACCOUNT VALUE PROVIDED BY THIS CONTRACT THAT ARE IN THE SUB-ACCOUNTS ARE VARIABLE, WILL INCREASE OR DECREASE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT. THE AMOUNT OF THE DEATH BENEFIT WILL BE VARIABLE WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. DEATH PROCEEDS PAYABLE AT DEATH OF LAST SURVIVING INSURED ARE SUBJECT TO THE PROVISIONS DESCRIBED ON PAGE 7. THE NO LAPSE GUARANTEE IS SUBJECT TO THE CONDITIONS DESCRIBED ON PAGE 14.

                                     [LOGO]
                                  THE HARTFORD

                         LAST SURVIVOR FLEXIBLE PREMIUM
                    VARIABLE UNIVERSAL LIFE INSURANCE POLICY